UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Rosenberg, Robert

   c/o Firebrand Financial Group, Inc.
   One State Street Plaza
   New York, NY  10004
   USA
2. Issuer Name and Ticker or Trading Symbol
   Firebrand Financial Group, Inc.
   FFGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   August 31, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Former Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option (Right to Buy) |$2.17   |8/10/|J   | |75,000     |D  |(1)  |(1)  |Common Stock|75,000 |-      |            |D  |            |
(1)                   |        |01   |    | |           |   |     |     |            |       |       |            |   |            |
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Option (Right to Buy) |$0.21   |8/10/|J   | |75,000     |A  |8/17/|8/6/1|Common Stock|75,000 |-      |75,000      |D  |            |
(2)                   |        |01   |    | |           |   |01   |0    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Upon Reporting Person's resignation as an officer of Firebrand Financial Group, Inc. ("FFGI"), 75,000 previously granted options were cancelled. 25,000 of these options were currently exercisable, and 25,000 would have become exercisable on each of April 24, 2002 and
2003.
(2) Options granted to Reporting Person upon his resignation as an officer of FFGI.
SIGNATURE OF REPORTING PERSON
/s/   Robert Rosenberg
DATE
September 10, 2001